Exhibit 16.1

March 21, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read United-Guardian, Inc.’s statements included under Item 4.01(a) of its Form 8-K dated March 21, 2019 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Raich Ende Malter & Co. LLP